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                                                              Exhibit 12.1


Corporate Express, Inc.
Ratio of Earnings to Fixed Charges

                                                 Six Months      Quarter
                                                   Ended          Ended
                                                  8/31/98        8/31/98       FY 1995     FY 1994     FY 1993    FY 1992    FY 1991
                                                ------------   -----------   -----------  ----------  ---------  ---------- --------
Earnings:

Pretax income from continuing operations             35,701       18,777        15,132      18,382     (3,556)    (2,774)    2,199
Add:   Fixed charges                                 13,160        8,065        19,915      19,102      7,479      4,885     5,413
Less:  Capitalized interest                           1,959        1,163           882         -          -          -         -
       Preferred stock dividends                        -            -             -           764      2,668        229       -
                                                ------------   -----------   -----------  ----------  ---------  ---------- --------
Adjusted earnings                                    46,902       25,679        34,165      36,720      1,255      1,862     7,612

Fixed charges:

Interest expense                                      9,208        5,895        16,489      16,397      4,465      4,318     5,190
Capitalized interest                                  1,959        1,163           882         -          -          -         -
Amortization of debt expense & discount or
 premium relating to any indebtedness                   755          558           624         689        -          -         -
Rent expense as can be demonstrated to be
 representative of the interest factor                1,238          649         1,920       1,252        346        318       223
Preferred stock dividend requirements (pre-tax)         -            -             -           784      2,668        229       -
                                                ------------   -----------   -----------  ----------  ---------  ---------- --------
Total fixed charges                                  13,160        8,065        19,915      19,102      7,479      4,885     5,413

Ratio of earnings to fixed charges:                     3.6          3.2           1.7         1.9        0.2        0.4       1.4
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